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               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.   20549


                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934




Date of Report:     April 30, 1996

                        Dixon Ticonderoga Company
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      (Exact name of registrant as specified in its charter)


           Delaware          0-2655               23-0973760
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(State or other juris-     (Commission         (IRS Employer
diction of incorporation)   File Number)        Identification
                                                Number)

    195 International Parkway  Heathrow, Florida     32746
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(Address of principal executive offices)         (Zip Code)


Registrant's telephone # including area code  (407) 829-9000

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Item 5.

Dixon Ticonderoga Company (AMEX:DXT) announced on April 26,1996 that on April 24, 1996, a decision was rendered by the Superior Court of New Jersey in Hudson County finding Dixon responsible for $1.94 million in certain environmental clean-up costs relating to the 1984 sale by Dixon to a development group of certain property located in Jersey City, New Jersey, previously owned and operated by Dixon as a factory.

The plaintiffs had originally sought over $18 million in damages, and though the final judgment is substantially less, the Company was disappointed with the result. "While we do not have substantial disagreement with the total amount of ECRA-related costs which the Court deemed appropriate, it is disappointing that the Court allocated 100% of the responsibility to Dixon.
In the Company's view, the prior decision of the New Jersey Supreme Court in this case seems to require a more equitable apportionment of damages between the plaintiffs and Dixon," said Richard F. Joyce, Executive Vice President and Chief Legal Officer of the Company.

Pre-judgment interest on the damage award has not been finally calculated, but the Company estimates that at the time the judgment is entered by the trial court, the exposure including pre-judgment interest will not exceed $3.3 million. Dixon continues to evaluate pursuing other responsible parties for indemnification and/or contribution to the payment of this claim, including its insurance carriers and a legal malpractice claim against the attorneys who originally closed the transaction. In the interim, it is also in the process of preparing and filing an appeal.

Prior to the decision, the Company had reached an agreement in principle with its primary lender increasing its revolving credit facility to accommodate anticipated growth. Although the judgment, when entered, will cause the Company to be in technical default of certain covenants under its current loan agreement, the Company is negotiating relief from these default provisions with its lender and is hopeful the new facility will proceed as anticipated.

As a result of the judgment, Dixon will be reporting an after-tax charge of approximately $1.3 million against earnings for its second quarter.

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The Dixon Ticonderoga Company is a diversified manufacturer and marketer of the well-known Dixon Ticonderoga, Wearever and Prang writing and art products, a producer of graphite and lubricant products and an operator of refractories.

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                         SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report be signed on its behalf by the undersigned hereunto duly authorized.

                                   DIXON TICONDEROGA COMPANY



                                   By
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                                     Laura Van Camp
                                     Corporate Secretary


Dated:  April 30, 1996